EXHIBIT 10.6

ADMINISTRATIVE SERVICES AGREEMENT

AMONG

HÖEGH LNG PARTNERS LP,

HÖEGH LNG PARTNERS OPERATING LLC

AND

HÖEGH LNG SERVICES LTD.

i

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT is entered into on, and effective as of, [—], 2014 (this “Agreement”), among Höegh LNG Partners LP, a Marshall Islands limited partnership (the “MLP”), Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company and wholly owned subsidiary of the MLP (the “Operating Company”), and Höegh LNG Services Ltd., a company limited by shares registered in England and Wales with company number [—] and a wholly owned subsidiary of the Operating Company (“Höegh UK”), each a “Party” and collectively, the “Parties.”

R E C I T A L S:

1.	The MLP, a limited partnership whose common units representing limited partner interests in the MLP will be listed and traded on the New York Stock Exchange, and the Operating Company are holding entities that indirectly own interests in FSRUs and LNG carriers and requires certain administrative services in connection with the management of the group.

2.	The MLP and the Operating Company wish to engage Höegh UK to provide, or procure the provision of, administrative services to the MLP and the Operating Company on the terms set out herein.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Administrative Services” means the MLP Administrative Services and the Operating Company Administrative Services.

“Agreement” has the meaning given such term in the introduction to this Agreement.

“Change of Control” means, with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person are deemed to be owned by such person).

“Closing Date” means the closing date of the initial public offering of the MLP.

“Dispute” has the meaning given such term in Section 15.

“General Partner” means Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the MLP.

“Höegh UK” has the meaning given such term in the introduction to this Agreement.

“LCIA” has the meaning given such term in Section 15.

“LIBOR” means the London Interbank Offered Rate.

“Managers” has the meaning given such term in Section 4(a).

“MLP” has the meaning given such term in the introduction to this Agreement.

“MLP Administrative Services” means the services described in Schedule A.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as from time to time amended.

“MLP Board” means the Board of Directors of the MLP.

“Officers” has the meaning given such term in the MLP Agreement.

“Operating Company” has the meaning given such term in the introduction to this Agreement.

“Operating Company Administrative Services” means the services described in Schedule B.

“Operating Company Board” means the Board of Directors of the Operating Company.

“Partnership Group” means the MLP, the General Partner and the subsidiaries of the MLP.

“Party” or “Parties” has the meaning given such term in the introduction to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Subcontractor Costs and Expenses” has the meaning given such term in Section 3(b).

“Subcontractor Due Date” has the meaning given such term in Section 3(e).

“Subcontractor Services Fees” has the meaning given such term in Section 3(c).

“Tribunal” has the meaning given such term in Section 15.

“Unitholders” means holders of common units representing limited partnership interests in the MLP.

“VAT” means value added, goods, sales or any similar tax.

Section 2. General.

(a) Höegh UK shall provide, or procure the provision of, the MLP Administrative Services to the MLP (acting reasonably) and subject to the supervision of the MLP Board. Höegh UK may subcontract such part of the MLP Administrative Services as the MLP may authorize from time to time; provided, however, that Höegh UK may only subcontract such portion of the MLP Administrative Services to Höegh LNG AS, a Norwegian private limited liability company (“Höegh Norway”), or any other Norwegian entity as described in Schedule A of that certain Administrative Services Agreement, dated on or about the same date as this Agreement, between Höegh UK and Höegh Norway (the “Höegh UK Administrative Services Agreement”), with any amendment of such Schedule A to be approved by the MLP. Notwithstanding any such subcontracting, Höegh UK shall remain responsible and primarily liable for the provision of the MLP Administrative Services. For the avoidance of doubt, Höegh UK shall not take any decisions relating to the business strategies of the MLP.

(b) Höegh UK shall provide, or procure the provision of, the Operating Company Administrative Services to the Operating Company (acting reasonably) and subject to the supervision of the Operating Company Board. Höegh UK may subcontract such part of the Operating Company Administrative Services as it deems advisable or appropriate in its sole discretion and with the prior written consent of the Operating Company; provided, however, that Höegh UK may only subcontract such portion of the Operating Company Administrative Services to Höegh Norway or any other Norwegian entity as described in Schedule A of the Höegh UK Administrative Services Agreement, with any amendment of such Schedule A to be approved by the Operating Company. Notwithstanding any such subcontracting, Höegh UK shall remain responsible and primarily liable for the provision of the Operating Company Administrative Services. For the avoidance of doubt, Höegh UK shall not take any decisions relating to the business strategies of the Operating Company.

Section 3. Subcontracting. If the MLP, the Operating Company and Höegh UK agree that Höegh UK shall perform all or part of the Administrative Services, the terms of such subcontracting arrangement will be as follows:

(a) Höegh UK shall comply with the covenants set out in Section 4, Section 5 and Section 12;

(b) the MLP or the Operating Company shall reimburse Höegh UK on a monthly basis in arrears for all costs and expenses reasonably incurred by Höegh UK (the “Subcontractor Costs and Expenses”) in connection with the provision of the Administrative Services for the preceding month;

(c) the MLP or the Operating Company shall pay to Höegh UK on a monthly basis in arrears a services fee equal to 5.00% of the Subcontractor Costs and Expenses for the preceding month (the “Subcontractor Services Fees”);

(d) within 20 days after the end of each calendar month, Höegh UK shall submit to the Operating Company for payment an invoice covering the Subcontractor Costs and Expenses and the Subcontractor Services Fees. Each invoice will contain such supporting detail as may be reasonably required to validate such amounts due; and

(e) the MLP or the Operating Company shall make payment owed pursuant to this Section 2(a) within 45 days of the date of each invoice (any such day on which a payment is due, a “Subcontractor Due Date”). All invoices for the Subcontractor Costs and Expenses and the Subcontractor Services Fees will be submitted in and paid in U.S. Dollars. All amounts not paid within 10 days after the Subcontractor Due Date bear interest at the rate of 3.00% per annum above the three-month US$ LIBOR rate as at the Subcontractor Due Date from such Subcontractor Due Date until the date payment is received in full by Höegh UK.

Section 4. Covenants. During the term of this Agreement, Höegh UK shall:

(a) cause those of its officers set forth on Schedule C and any other of its officers or employees as the MLP Board may from time to time reasonably request (collectively, the “Managers”) to hold the positions, and provide the services associated with such positions, set forth on Schedule C;

(b) procure that the Managers hold the positions, and provide the services associated with such positions, set forth on Schedule C to the same level of skill and care as would be required of them by applicable law and the terms of the MLP Agreement if they were Officers of the MLP;

(c) perform, or procure the performance of, the Administrative Services in a diligent manner;

(d) retain, or procure at all times the retention by any Person to whom performance of the Administrative Services is subcontracted from time to time of, sufficiently qualified staff to provide the Administrative Services;

(e) keep, and procure the keeping by any Person to whom performance of the Administrative Services is subcontracted of, full and proper books, records and accounts showing clearly all transactions relating to the provision of the Administrative Services in accordance with established general commercial practices and in accordance with U.S. generally accepted accounting principles, and provide or procure access to the MLP and the Operating Company and their representatives to audit and examine such books, records and accounts at any time during customary business hours; and

(f) comply, and procure the compliance by any Person to whom performance of the Administrative Services is subcontracted, with all laws and regulations applicable to the Parties, including, but not limited to, the U.S. Foreign Corrupt Practices Act 1977 and the U.K. Bribery Act 2010 and any other anti-corruption legislation.

Section 5. Exclusivity. Höegh UK and its employees shall not, without the prior written consent of the MLP and the Operating Company (not to be unreasonably withheld or delayed), provide services of a nature similar to the Administrative Services to any other Person.

Section 6. Confidential Information. Höegh UK shall, and shall procure that any Person to whom performance of any of the Administrative Services is subcontracted, keep confidential, all information it has acquired or developed in the course of providing the Administrative Services.

Section 7. VAT.

(a) All amounts payable under this Agreement are deemed to be exclusive of VAT, which will be payable upon receipt of a valid VAT invoice, if subject to VAT.

(b) Where this Agreement requires one Party to reimburse another for any costs or expenses, the payer shall, at the same time, pay the payee all VAT incurred by the payee in respect of those costs or expenses. The amount payable will be the amount that the payee reasonably determines is the amount that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to recover from the relevant tax authority in respect of the VAT.

Section 8. General Relationship Between the Parties. Höegh UK and any subcontractors shall perform the Administrative Services as independent contractors and the Parties do not intend, and nothing herein will be interpreted so as, to create a partnership or joint venture relationship or agency relationship between Höegh UK and any one or more of the MLP, the Operating Company, the General Partner or any other member of the Partnership Group. Nothing in this Agreement creates any employment relationship between the MLP, on the one hand, and the Managers or any other Person performing the Administrative Services, on the other.

Section 9. Indemnity. The MLP and the Operating Company shall indemnify and hold harmless any Person to whom provision of the Administrative Services is subcontracted in accordance with the terms of this Agreement (including Höegh UK and its subcontractors) and their officers, employees and agents against all actions, proceedings, claims, demands or liabilities that may be brought against them due to the performance of the Administrative Services, including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same; provided, however, that such indemnity excludes any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever to the extent that they are caused by or due to the fraud, willful misconduct or gross negligence of such subcontractor or its officers, employees or agents. Any such subcontractor and each of its officers, employees and agents may enforce the provisions of this Section 9 in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

Section 10. Term and Termination. This Agreement terminates on the fifth anniversary of the date at the head of this Agreement or if terminated:

(a) by the MLP Board and the board of directors of the Operating Company upon 90 days’ written notice for any reason in its sole discretion; or

(b) by Höegh UK upon 90 days’ written notice if:

(i) there is a Change of Control of the MLP or the General Partner;

(ii) a receiver is appointed for all or substantially all of the property of the MLP or the Operating Company ;

(iii) an order is made to wind up the MLP or the Operating Company;

(iv) a final judgment, order or decree that materially and adversely affects the ability of the MLP or the Operating Company to perform under this Agreement will have been obtained or entered against the MLP or the Operating Company, and such judgment, order or decree will not have been vacated, discharged or stayed; or

(v) the MLP makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding is commenced.

Notwithstanding the foregoing and as provided in Schedule C, the arrangement with respect to the positions held, and the provision of services associated with such positions, by any or all of the Managers may be terminated at any time with respect to any or all of such Managers by the MLP Board in its sole discretion. Such positions, and the provision of services associated with such positions, terminate immediately upon delivery by the MLP Board of written notice to the Operating Company. The termination of the positions held, and the provision of services associated with such positions, by any or all of the Managers does not constitute a termination of the other provisions of this Agreement.

Any termination of this Agreement is without prejudice to any accrued rights and liabilities of any Party subsisting as at the date of termination. Notwithstanding the termination of this Agreement, the provisions of Section 6, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14, Section 15, Section 17, Section 18 and Section 19 shall survive the termination and will remain in force and binding on the Parties.

Section 11. Subcontractor Costs and Expenses Upon Termination. Upon termination of this Agreement in accordance with Section 10, the MLP and the Operating Company shall be obligated to pay any and all amounts payable pursuant to Section 3 for the applicable Administrative Services provided prior to the time of termination.

Section 12. Surrender of Books and Records. Upon termination of this Agreement, Höegh UK shall forthwith surrender to the MLP and the Operating Company, or procure the surrender to the MLP and the Operating Company, of any and all books, records, documents and other property relating to this Agreement and to the business, finance, technology, trademarks or affairs of the MLP and any member of the Partnership Group and, except as required by law, shall not retain any copies of same.

Section 13. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 14. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.

Section 15. Law and Arbitration. This Agreement (including the agreement as to arbitration contained herein) and any dispute or claim arising out of or in connection with it (including disputes as to regarding its existence, validity or termination) or its subject matter or formation (including non-contractual disputes or claims) (a “Dispute”) will be governed by, and construed in accordance with, the substantive laws of England and Wales without reference to any choice of law principle that would result in the application of any other law.

The Parties specifically acknowledge that the terms of this Agreement represent their sole and express intent, to the exclusion of any other intent, and they specifically disclaim the application of any provision of the applicable law, legal doctrine, or principle that would permit variance or avoidance of these terms.

Any Dispute will be referred to and finally resolved by arbitration under the rules of arbitration of the London Court of International Arbitration (the “LCIA”), which rules are deemed to be incorporated herein. The seat (or legal place) of arbitration will be London, England. The language of the arbitration will be English.

The tribunal (the “Tribunal”) will consist of one arbitrator. The Parties shall jointly nominate the sole arbitrator within 30 days of the request for arbitration. If the Parties fail to agree on the sole arbitrator within such time, the LCIA court shall appoint the arbitrator on an expedited basis.

Any award will be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction. The Parties hereby waive any reference to the courts under Sections 45 and 69 of the Arbitration Act 1996.

The Tribunal shall render a final award in any arbitration within six months of the appointment of the Tribunal by the LCIA court. This time limit may only be extended with the consent of the Parties or by the Tribunal for good cause shown, provided, that no award will be invalid even if it is not rendered within the time period herein specified, or not rendered within any extended period. At the earliest opportunity, the Tribunal shall, in consultation with the Parties, set out a procedural timetable for the service of pleadings and evidence. Any pleading or evidence served otherwise than in compliance with such timetable will be struck out by the Tribunal, unless the submitting Party shows good cause for the deviation and has been granted an appropriate extension by the Tribunal (ahead of the expiration of the relevant deadline), bearing in mind the effect such extension will or may have on the case timetable.

The Parties agree that there will be a presumption that there will be no disclosure or discovery of documents, save for the documents that each Party intends to rely upon. To the extent that the Tribunal considers that it may be appropriate to order any document production beyond this, it will be guided by the IBA Rules of the Taking of Evidence in International Commercial Arbitration in doing so.

The Parties agree that, if any provision of this Agreement is not performed in accordance with its terms, irreparable damage may occur and, notwithstanding this Section 15, the Party affected thereby is entitled to apply to the courts of England and Wales for an interim injunction to prevent such breach, or continuing breach, of this Agreement and/or specific performance of the provisions hereof, in addition to any other remedy available under English law, including those prescribed by Section 44 of the Arbitration Act 1996. The Parties agree that any application to the courts of England and Wales made hereunder is one of urgency, and legal proceedings may be immediately commenced in the English courts, notwithstanding that the arbitration procedure prescribed in this Section 15 has not yet been initiated. Any injunction or order so issued will be enforceable in any court having jurisdiction over any Party.

Section 16. Notice. Notice under this Agreement will be given (via hand delivery or facsimile) as follows:

If to the MLP:

Attn: Richard Tyrrell

c/o Höegh LNG Services Ltd.

150 Minories

London, England, United Kingdom

EC3N 1LS

Telephone: +44 207 347 5396

Fax: +44 207 347 5405

If to the Operating Company:

Attn: Richard Tyrrell

c/o Höegh LNG Services Ltd.

150 Minories

London, England, United Kingdom

EC3N 1LS

Telephone: +44 207 347 5396

Fax: +44 207 347 5405

If to Höegh UK:

Attn: Richard Tyrrell

Höegh LNG Services Ltd.

150 Minories

London, England, United Kingdom

EC3N 1LS

Telephone: +44 207 347 5396

Fax: +44 207 347 5405

Section 17. Variation. Any variation to this Agreement will not be effective unless it is made in writing and signed by all of the Parties.

Section 18. Waiver. The failure of either Party to enforce any term of this Agreement does not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 19. Assignment. No Party is permitted to assign or otherwise dispose of the benefit of this Agreement without the prior written consent of the other Parties. This Agreement is binding upon and inure to the benefit of the Parties’ successors and assigns.

Section 20. Third Parties. Save as expressly provided by this Agreement, a Person who is not a Party has no right to enforce or to receive the benefit of this Agreement under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, the Parties may terminate, rescind or agree to any variation, waiver or settlement under this Agreement without the consent of any other Person.

Section 21. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts are to be construed together and constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first above written.

HÖEGH LNG PARTNERS LP

By:
Name:
Title:

HÖEGH LNG PARTNERS OPERATING LLC

By:
Name:
Title:

HÖEGH LNG SERVICES LTD.

By:
Name:
Title:

SIGNATURE PAGE TO THE

ADMINISTRATIVE SERVICES AGREEMENT

AMONG THE MLP, THE OPERATING COMPANY AND HÖEGH UK

SCHEDULE A

MLP ADMINISTRATIVE SERVICES

Höegh UK shall provide, or subcontract the provision of, such of the following administrative services (the “MLP Administrative Services”) to the MLP, as the MLP Board may from time to time request and direct Höegh UK to provide pursuant to this Agreement:

(a) Assist with the commercial management of the MLP and the execution of the business strategies of the MLP and investment decisions taken by the MLP Board, provided, that nothing herein permits or authorizes Höegh UK to make any strategic or investment decisions for or on behalf of the MLP;

(b) Keep and maintain at all times books, records and accounts that contain particulars of receipts and disbursements relating to the assets and liabilities of the MLP, and such books, records and accounts will be kept pursuant to normal commercial practices that permit the MLP to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles and in each case will also be in accordance with those financial statements required to be kept by the MLP under applicable federal securities laws and regulations in the United States and as the MLP is required to keep and file under applicable foreign taxing regulations and the U.S. Internal Revenue Code of 1986, as amended, and the regulations applicable with respect thereto, all as amended from time to time, provided that any register of members of the MLP shall be kept outside the United Kingdom;

(c) Prepare all such returns, filings and documents, for review and approval by the MLP as may be required under the MLP Agreement, as well as such other returns, filings, documents and instruments as may from time to time be requested or instructed by the MLP, and file such documents, as applicable, as directed by the MLP with the relevant authority;

(d) Provide, or arrange for the provision of, advisory services to the MLP with respect to the MLP’s obligations under applicable securities laws and regulations in the United States and assist the MLP in arranging for compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the New York Stock Exchange, the U.S. Securities and Exchange Commission and the Sarbanes–Oxley Act of 2002 and any other securities exchange upon which the MLP’s securities are listed, including the preparation for review, approval and filing by the MLP of reports and other documents with all applicable regulatory authorities, provided, that nothing herein permits or authorizes Höegh UK to act for or on behalf of the MLP in its relationship with regulatory authorities, except to the extent that specific authorization may from time to time be given by the MLP;

(e) Provide, or arrange for the provision of, advisory, clerical and investor relations services to assist and support the MLP, attending roadshows and promoting investment in the MLP, planning and executing investor relations activities and communications with potential investors, the financial community and the Unitholders, including in connection with disclosures that may be required for regulatory compliance to the Unitholders and the wider financial markets, as the MLP may from time to time request or direct, provided, that nothing herein permits or authorizes Höegh UK to determine the content of any such communications by the MLP to the Unitholders and the wider financial markets;

(f) At the request and under the direction of the MLP, handle, or arrange for the handling of, all administrative and clerical matters in respect of (i) the call and arrangement of all meetings of the Unitholders pursuant to the MLP Agreement, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the MLP in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the MLP has full opportunity to review, approve, execute and return them to Höegh UK for filing or mailing or other disposition as the MLP may require or direct;

(g) Provide, or arrange for the provision of, or secure sufficient and necessary office space, equipment and personnel, including all accounting, clerical, secretarial, corporate, administrative and information technology services, as may be reasonably necessary for the performance of the MLP’s business (outside the United Kingdom);

(h) Arrange for the provision of such audit, accounting, legal, insurance and other professional services as are reasonably required by the MLP from time to time in connection with the discharge of its responsibilities under the MLP Agreement (including the review of quarterly and annual reports), to the extent such advice and analysis can be reasonably provided or arranged by Höegh UK, provided, that nothing herein permits or authorizes Höegh UK to select the auditor of the MLP, which will be selected in accordance with the provisions for the appointment of the auditor pursuant to the MLP Agreement or as otherwise required by law governing the MLP, or to communicate with the auditor other than in the ordinary course of making such books and records available for review as the auditor may require and to respond to queries from the auditor with respect to the accounts and statements prepared by, or arranged by, Höegh UK, and in particular Höegh UK shall not have any of the authorities, rights or responsibilities of the audit committee of the MLP Board, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested, and provided further, that nothing herein entitles Höegh UK to retain legal counsel for the MLP unless such selection is specifically approved by the MLP Board;

(i) Provide, or arrange for the provision of, such assistance and support as the MLP may from time to time request in connection with any new or existing capitalization or financing of the MLP, including executing bank financing and capital markets transactions, such assistance and support to be provided in accordance with the direction, and under the supervision, of the MLP Board, provided that Höegh UK shall not take any decision on entering into such transactions;

(j) Provide, or arrange for the provision of, such administrative and clerical services as may be required by the MLP to support and assist the MLP in considering any future acquisitions or divestments of assets of the MLP and for the integration of any businesses or assets acquired by the MLP, all in accordance with the direction and under the supervision of the MLP Board;

(k) Provide, or arrange for the provision of, such support and assistance to the MLP as the MLP may from time to time request in connection with any future offerings of equity or debt securities that the MLP may at any time determine is desirable for the MLP, all under the direction and supervision of the MLP Board;

(l) Provide, or arrange for the provision of, at the request and under the direction of the MLP Board, such communications to the transfer agent for the MLP as may be necessary or desirable;

(m) Prepare and provide, or arrange for the preparation and provision of, regular cash reports and other accounting information for review by the MLP, so as to permit and enable the MLP Board to make all determinations of financial matters required to be made pursuant to the MLP Agreement, including the determination of amounts available for distribution by the MLP to the Unitholders, and to assist the MLP in making arrangements with the transfer agent for the MLP for the payment of distributions to the Unitholders in accordance with the MLP Agreement;

(n) Provide, or arrange for the provision of, such assistance to the MLP as the MLP Board may request or direct with respect to the performance of the obligations to the Unitholders under the MLP Agreement and to provide monitoring of various obligations and rights under agreements entered into by the MLP and to provide advance reports on a timely basis to the MLP advising of steps, procedures and compliance issues under such agreements, so as to enable the MLP to make all such decisions as would be necessary or desirable thereunder;

(o) Provide, or arrange for the provision of, such additional administrative and clerical services pertaining to the MLP, the assets and liabilities of the MLP and the Unitholders and matters incidental thereto as may be reasonably requested by the MLP Board from time to time;

(p) Negotiate and arrange, at the request and under the direction of the MLP Board, for interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements, provided that Höegh UK shall not have authority to execute such agreements;

(q) Provide, or arrange for the provision of, information technology services;

(r) Maintain, or arrange for the maintenance of, the MLP’s and the MLP’s subsidiaries’ existence and good standing in necessary jurisdictions;

(s) Monitor and maintain compliance with loan and credit terms with lenders; and

(t) Provide, or arrange for the provision of, at the request and under the direction of the MLP Board, cash management and services, including assistance with preparation of budgets, overseeing banking services and bank accounts and arranging for the deposit of funds.

SCHEDULE B

OPERATING COMPANY ADMINISTRATIVE SERVICES

Höegh UK shall provide, or subcontract the provision of, such of the following administrative services (the “Operating Company Administrative Services”) to the Operating Company, as the board of directors of the Operating Company may from time to time request and direct Höegh UK to provide pursuant to this Agreement:

(a) Provide, or arrange for the provision of, advice on cash management and services;

(b) Arrange for the preparation and provision of regular cash reports and other accounting information for review by the Operating Company, so as to permit and enable the board of directors of the Operating Company to make the determination of amounts available for distribution by the Operating Company to the MLP; and

(c) Provide, or arrange for the provision of, advice on financing and other agreements into which the Operating Company is considering entering.

B-1

SCHEDULE C

MANAGERS

Name	Position with the Operating Company	Position with the MLP

Richard Tyrrell	Chief Executive Officer and Chief Financial Officer	Chief Executive Officer and Chief Financial Officer

C-1